Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, on behalf of management of Deutsche Asset Management, are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of August 31, 2001, and from April 30, 2001 through August 31, 2001.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 31, 2001, and from April 30, 2001 through August 31, 2001, with respect to securities reflected in the investment account of the Funds.

Deutsche Asset Management.

Institutional Daily Assets Fund Liquid Assets Quantitative Equity Fund

Small Cap Portfolio Equity 500 Index Asset Management

Tax Free Money U.S. Bond Index Portfolio Asset Management II

Deutsche Global Equity International Equity Index Asset Management III

Cash Management Treasury Money EAFE Equity Index

Capital Appreciation NY Tax Free Money

Institutional Treasury Assets Fund BT PreservationPlus - Unwrapped

EAFE Equity Index (Insurance Trust Funds BT PreservationPlus Income Fund - Wrapped

Small Cap Index Fund (Insurance Trust Funds) BT PreservationPlus - Wrapped

Equity 500 Index (Insurance Trust Funds)

By:

Charles A. Rizzo

Treasurer

Date